EXHIBIT 4.31


July 26, 2000




Avenel Financial Group Incorporated
11502 Stonebriar Dr.
Charlotte, NC  28277
Attention:  Mr. Michael Pruitt

Dear Mike:

As per our previous discussions, the Board of Directors of Adatom.com, Inc. (the "Company") has authorized the issuance to Avenel Financial Group Incorporated ("Avenel") of 166,667 shares of the Company's common stock, par value $0.01 per share (the "Stock"). The issuance of the Stock is a) in settlement of your and Avenel's claim of entitlement to a finder's fee for services in connection with the Company's March 2000 private placement of two million shares of its common stock (the "Claim"), without admitting in any way the validity of the Claim, and
b) in return for your and Avenel`s efforts to assist the Company with its corporate finance and marketing activities.

The Company represents and warrants that (i) it has the power and authority to enter into and perform under this letter which has been duly executed and delivered and constitutes the legal and binding obligation of the Company enforceable in accordance with its terms and (ii) when issued, the Stock will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any lein or encumbrance, (iii) it has not declared, set aside or paid any dividend, or declared any distribution, stock split, combination or reclassification with respect to the the Company's common stock since March 1, 2000.

The certificate representing the Stock will be processed by the transfer agent and sent to you shortly after we receive from you a copy of this letter signed by Avenel and yourself in the spaces provided below.

The Company is issuing the Stock to Avenel upon the assumptions that:

                  (a) Avenel is aware of the Company's business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision about acquiring the Stock. Avenel is acquiring the Stock for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended ("Securities Act").


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                  (b) Avenel  understands that the Stock has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Avenel's investment intent as expressed herein.

                  (c) Avenel further understands that the Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, Avenel understands that the Company is under no obligation to register the Stock. In addition, Avenel understands that the certificates evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless it is registered or such registration is not required in the opinion of counsel for the Company.

                  (d) Avenel is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a transaction or series of transactions not involving a non-public offering, subject to the satisfaction of certain conditions.

                  (e) Avenel further understands that at the time it wishes to sell the Stock there may be no public market upon which to make such a sale.

                  (f) Avenel further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.


Please sign the enclosed photocopy of this letter and return it to me in order to acknowledge:

         a) that, upon receipt of the certificate representing the stock, you and Avenel forever waive any and all claims of whatever nature, in law or in equity, whether now existing or hereafter arising, against the Company and any of its directors, officers, employees, agents, attorneys, affiliates, accountants and advisors in connection with the Claim;

         b) Avenel's understanding of the terms and conditions under which the Stock will be issued to Avenel and of the restrictions which apply to the Stock; and

         c) that this letter embodies the entire agreement between the Company and yourself and Avenel with respect to the matters recited herein.



                                 Sincerely,

                                                              ADATOM.COM, INC.


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                                 By:        ___________________________________
                                            Richard S. Barton
                                            Chairman of the Board, President and
                                            Chief Executive Officer




ACKNOWLEDGED:

AVENEL FINANCIAL GROUP INCORPORATED


By:      __________________
         Michael Pruitt

Date:    ________________, 2000




ACKNOWLEDGED:


_______________________
Michael Pruitt


Date: ________________, 2000



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